                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                Catalytica, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148885106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 148885106                                           Page 1 of 10 pages


    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                  1,464,200
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                        0


                                 7) Sole Dispositive Power             1,463,900


                                 8) Shared Dispositive Power                   0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   1,464,200



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                 [   ]


   11)  Percent of Class Represented by Amount in Row (9)                    5.2


   12)  Type of Reporting Person (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                Catalytica, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148885106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 148885106                                          Page 2 of 10 pages


    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                      1,464,200
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                 1,463,900


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,464,200



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                         [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   5.2

   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                Catalytica, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148885106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 148885106                                          Page 3 of 10 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146300

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization


  Number of Shares             5) Sole Voting Power                    1,464,200
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                          0


                               7) Sole Dispositive Power               1,463,900


                               8) Shared Dispositive Power                     0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   1,464,200



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                 [   ]


   11)  Percent of Class Represented by Amount in Row (9)                    5.2


   12) Type of Reporting Person (See Instructions)                            HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                Catalytica, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148885106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 148885106                                          Page 4 of 10 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        BlackRock Advisors, Inc.  23-2784752

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                    1,464,200
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                          0


                               7) Sole Dispositive Power               1,463,900


                               8) Shared Dispositive Power                     0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   1,464,200



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                 [   ]


   11)  Percent of Class Represented by Amount in Row (9)                    5.2


   12) Type of Reporting Person (See Instructions)                            HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                Catalytica, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148885106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 148885106                                         Page 5 of 10 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
                     BlackRock Financial Management, Inc.  13-3806691

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                    1,464,200
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                          0


                               7) Sole Dispositive Power               1,463,900


                               8) Shared Dispositive Power                     0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   1,464,200



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                 [   ]


   11)  Percent of Class Represented by Amount in Row (9)                    5.2


   12) Type of Reporting Person (See Instructions)                            HC

ITEM 1(a) - NAME OF ISSUER:
                    Catalytica, Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    430 Ferguson Drive
                    Mountain View, CA 94043

ITEM 2(a) - NAME OF PERSON FILING:

PNC Bank Corp.; PNC Bancorp, Inc.; PNC Bank, National Association; BlackRock Advisors, Inc.; and BlackRock Financial Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

BlackRock Advisors, Inc., 1600 Market Street, 28th Floor,
Philadelphia, PA 19103

BlackRock Financial Management, Inc., 1600 Market Street, 27th Floor, Philadelphia, PA 19103

ITEM 2(c) - CITIZENSHIP:

PNC Bank Corp. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

BlackRock Advisors, Inc. - Delaware

BlackRock Financial Management, Inc. - Delaware

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2(e) - CUSIP NUMBER:
               148885106

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [   ]  Broker or dealer registered under Section 15 of the Act,

(b)  [ X ]  Bank as defined in Section 3(a)(6) of the Act,

(c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act,

(d)  [   ]  Investment Company registered under Section 8 of the Investment
            Company Act,

(e)  [ X ]  Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940,

(f)  [   ]  Employee Benefit Plan, pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

(g)  [ X ]  Parent Holding Company, in accordance with Rule 13d-(b)(ii)(G),

(h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1998;

(a) Amount Beneficially Owned:                               1,464,200 shares

(b) Percent of Class:                                                     5.2

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                 1,464,200
      (ii) shared power to vote or to direct the vote                       0
     (iii) sole power to dispose or to direct the disposition of    1,463,900
      (iv) shared power to dispose or to direct the disposition of          0

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of
PNC Bancorp Inc.)

BlackRock Advisors, Inc. - IA (wholly owned subsidiary of PNC Bank, National Association)

BlackRock Financial Management, Inc. - IA (wholly owned subsidiary of BlackRock Advisors, Inc.)

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1999
         ---------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         ---------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         ---------------------------------------------
         Name/Title


         February 12, 1999
         ---------------------------------------------
         Date


         /s/ JAMES B. YAHNER
         ---------------------------------------------
         Signature - PNC Bancorp, Inc.

         James B. Yahner, Vice President
         ---------------------------------------------
         Name/Title


         February 12, 1999
         ---------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         ---------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Secretary
         ---------------------------------------------
         Name/Title


         February 12, 1999
         ---------------------------------------------
         Date

         /s/ PAUL L. AUDET
         ---------------------------------------------
         Signature - BlackRock Advisors, Inc.


         Paul L. Audet, Chief Financial Officer
         ---------------------------------------------
         Name/Title


         February 11, 1999
         ---------------------------------------------
         Date


         /s/ YOUNG D. CHIN
         ---------------------------------------------
         Signature - BlackRock Financial Management, Inc.


         Young D. Chin, Managing Director
         ---------------------------------------------
         Name/Title


                     SEE AGREEMENT ATTACHED AS EXHIBIT A

                                  AGREEMENT                           EXHIBIT A

                               February 12, 1999

     The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Catalytica, Inc.

     Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

     This agreement applies to any amendments to Schedule 13G.

                          PNC BANK CORP.


                          BY: /s/ ROBERT L. HAUNSCHILD
                              ----------------------------------------------
                               Robert L. Haunschild, Senior Vice President
                               and Chief Financial Officer

                          PNC BANCORP, INC.


                          BY: /s/ JAMES B. YAHNER
                              ----------------------------------------------
                               James B. Yahner, Vice President


                          PNC BANK, NATIONAL ASSOCIATION


                          BY: /s/ THOMAS R. MOORE
                              ----------------------------------------------
                               Thomas R. Moore, Vice President and Secretary


                          BLACKROCK ADVISORS, INC.


                          BY: /s/ PAUL L. AUDET
                              ----------------------------------------------
                               Paul L. Audet, Chief Financial Officer


                          BLACKROCK FINANCIAL MANAGEMENT, INC.


                          BY: /s/ YOUNG D. CHIN
                              ----------------------------------------------
                               Young D. Chin, Managing Director